Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
UiPath, Inc.

	Table 1 – Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A Common Stock, par value $0.00001 per share, 2021 Equity Incentive Plan	Other(2)	27,061,282(4)	$22.16	$599,678,009.12	.0000927	$55,590.16
	Equity	Class A Common Stock, par value $0.00001 per share, 2021 Employee Stock Purchase Plan	Other(3)	5,412,256(5)	$18.836	$101,945,254.02	.0000927	$9,450.33
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts				—	$701,623,263.14	—	$65,040.49
	Total Fees Previously Paid				—	—	—	—
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	—	—	$65,040.49

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “Incentive Plan”) and 2021 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Class A common stock.

(2)
Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange on April 1, 2022.

(3)
Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange on April 1, 2022, multiplied by 85.0%, which is the percentage of the price per share applicable to purchases under the Registrant’s ESPP.

(4)
Represents an automatic annual increase equal to 5.0% of the total number of shares of the Registrant’s Class A common stock and Class B common stock outstanding on January 31 of the preceding year, which annual increase is provided by the Registrant’s Incentive Plan.

(5)
Represents an automatic increase equal to 1.0% of the total number of shares of the Registrant’s Class A common stock and Class B common stock outstanding on January 31 of the preceding year, which annual increase is provided by the ESPP.